AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of April 27, 2004, is between MedSource Technologies, Inc., a Delaware corporation (the "Company"), and Wachovia Bank, National Association, as rights agent (the "Rights Agent").

     A.   Recitals.

          1. The Company and the Rights Agent are parties to a Rights Agreement, dated as of August 12, 2003 (the "Rights Agreement").

          2. The Company desires to amend the Rights Agreement as set forth below.

          3. Under Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, the Company may amend the Rights Agreement without the approval of any holders of Rights and may direct the Rights Agent to execute such amendment.

          4. No Distribution Date has occurred.

          5. The Company hereby directs the Rights Agent to execute the Amendment.

     B.   Amendments to Rights Agreement.

          1.   Amendment of Section 1.

         Section 1 of the Rights Agreement is amended by adding the following definitions and relettering such Section 1 to include such definitions:

         (p) "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of April 27, 2004, by and among Medical Device Manufacturing, Inc., a Colorado corporation ("MDM"), the Company, and Pine Merger Corporation, a Delaware corporation, as it may be amended from time to time.

         (mm) "Voting Agreements" shall mean those certain Voting Agreements between MDM and certain stockholders of the Company entered into in connection with the Merger Agreement.

          2.   Amendment of Section 7.

     Paragraph (a) of Section 7 of the Rights Agreement is amended by:

     (a) deleting the word "or" immediately preceding clause (iii),

     (b) by adding a new clause (iv) immediately following clause (iii) that reads as follows: "or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement)" and

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     (c) by changing the definition of "Expiration Date" in the parenthetical following new clause (iv) to read as follows: "(the earliest of (i), (ii), (iii) and (iv) being herein referred to as the "Expiration Date")."

          3.   Addition of New Section 35.

     The Rights Agreement is amended by adding a Section 35, which reads as follows:

          "Section 35. Exception For Merger Agreement and Support Agreements. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date nor a Stock Acquisition Date shall be deemed to have occurred, none of MDM or any of its Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise any Rights under, or be entitled to any rights under, any of Sections 3, 7, 11 or 13 of this Agreement, or any other Section of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement or Voting Agreements or any amendments thereof approved in advance by the Board of Directors of the Company or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement or Voting Agreements in accordance with their terms, including the Merger (as defined in the Merger Agreement)."

          4.   Effectiveness.

     This Amendment shall be deemed effective upon execution of the Merger Agreement by the parties thereto as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          5.   Defined Terms.

     Any defined term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Agreement.

          6.   Miscellaneous.

     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but

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one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

                                           MEDSOURCE TECHNOLOGIES, INC.


                                           By: /s/ Richard Effress
                                              ---------------------------------
                                           Name:   Richard Effress
                                                -------------------------------
                                           Title:  CEO and Chairman
                                                 ------------------------------


                                           WACHOVIA BANK, NATIONAL ASSOCIATION



                                           By: /s/ Kristin N. Knapp
                                              ---------------------------------
                                           Name:   Kristin N. Knapp
                                                -------------------------------
                                           Title:  Assistant Vice President
                                                 ------------------------------










             [Signature Page to Amendment No. 1 to Rights Agreement]